SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ICOS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2005

Members of the Compensation Committee

    of the Board of Directors

ICOS Corporation

22021 – 20th Avenue SE

Bothell, WA 98021

To Members of the Compensation Committee:

As you are aware, ICOS Corporation (the “Company”) has recommended to stockholders the approval of the amendment and restatement of ICOS’s 1999 Long-Term Incentive Plan (the “Plan”) as presented in the Company’s Proxy Statement for its 2005 Annual Meeting of the Stockholders (“Proposal No. 2”). For terms set forth and not otherwise defined in this letter, you should refer to the meanings set forth in the Plan. Subsequent to the Company’s distribution of the Proxy Statement, we have received unsolicited feedback from Institutional Shareholder Services regarding the Plan. As a result, and provided that the Company’s stockholders approve Proposal No. 2, management recommends that the Committee and the Board of Directors amend the Plan such that the authority of the Committee, pursuant to Section 4(c) of the Plan “Buyout of Awards”, to offer to buy out an Award previously granted, or to authorize a Participant to elect to cash out an Award previously granted, would be subject to stockholder approval.

I expect that we will discuss this recommendation at a meeting of the Committee following the Company’s 2005 Annual Meeting of Stockholders.

Best regards,

/s/ Paul N. Clark

Paul N. Clark

Chairman, Chief Executive Officer and

    President